Exhibit 99.1

Sorrento Therapeutics Announces Completion of Diverse Library of Full-Length, Fully Human Antibodies

Industry-leading antibody development platform is fast, efficient and unencumbered by third-party royalty obligations

San Diego, April 14, 2010. Sorrento Therapeutics, Inc. (SRNE.OB) today announced that it has completed the construction of an extensive library of full-length, fully human monoclonal antibodies (mAbs). Initial analysis indicates a potential diversity of more than one trillion unique mAbs. The company believes this makes its library the largest full-length, fully human antibody library available for drug discovery and development partnerships. Importantly, Sorrento Therapeutics’ proprietary technologies generate antibodies that are unencumbered by third-party royalty obligations placed on conventional antibody discovery technologies.

“We believe Sorrento Therapeutics has one of the strongest antibody development platforms available. Industry-leading library diversity and the immediate availability of full-length antibodies offer rapid discovery and development timelines. Our proprietary technologies are designed to efficiently identify optimal antibody candidates against potentially any disease target,” said Antonius Schuh, Ph.D., chairman and chief executive officer of Sorrento Therapeutics.

Sorrento Therapeutics’ proprietary mammalian display system enables the expression and isolation of full-length human antibodies. In contrast, antibody libraries displayed in phage or yeast systems typically generate antibody fragments, which require further configuration into full-length antibodies for therapeutic development. Sorrento Therapeutics uses fluorescence-activated cell sorting (FACS) to rapidly identify high-affinity antibody candidates from its library for immediate downstream development.

The extensive diversity of Sorrento Therapeutics’ library of complete antibodies increases the likelihood of identifying candidates with optimal biological activity against validated disease targets. Sorrento Therapeutics’ patented technology for the amplification and enrichment of the immunoglobulin variable domain sequences applies ribonucleic acid (RNA) transcription to ensure high representation of the vast diversity of the immunoglobulin gene repertoire. The library was created using an input of antibody-generating source cells from approximately 600 donors and covers all major classes of immunoglobulins (i.e. IgM, IgG1 - 4, IgA, IgD and IgE).

About Sorrento Therapeutics

Sorrento Therapeutics, Inc. is a development-stage biopharmaceutical company focused on applying its proprietary technology platform for the discovery and development of human therapeutic antibodies for the treatment of a variety of disease conditions, including cancer, inflammation, metabolic disease and infectious disease.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the potential diversity of more than one trillion unique mAbs and whether the diversity will increase the likelihood of identifying candidates with optimal biological activity against validated disease target. Risks and uncertainties include those risks set forth in Sorrento’s filings with the Securities and Exchange Commission. These forward-looking statements represent Sorrento’s judgment as of the date of this release. Sorrento disclaims, however, any intent or obligation to update these forward-looking statements.

Contact

Antonius Schuh, Ph.D.

Chairman & Chief Executive Officer

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West

Suite B

San Diego, CA 92121

aschuh@sorrentotherapeutics.com

T: +1 (858) 210-3703

www.sorrentotherapeutics.com